Stellar Biotechnologies Reports First Quarter Financial Results

LOS ANGELES, Feb. 5, 2019 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy and immuno-oncology development pipelines, today reported financial results for the three months ended December 31, 2018 and provided an update on its business.

Stellar President and Chief Executive Officer Frank R. Oakes said that the company continues to execute on its strategy to unlock new opportunities for growth. "During the quarter, we continued to advance our growth strategy and took steps designed to increase the flexibility and efficiency of Stellar's aquaculture production systems."

The company ended its first fiscal quarter with approximately $9 million in cash and short-term investments. "Our expenditures were largely in line with our expectations and historical results," said Stellar Chief Financial Officer Kathi Niffenegger. "We believe it's prudent to be vigilant with our working capital and management continues to take steps intended to conserve cash."

Financial Results for the Three Months Ended December 31, 2018

Total revenues increased by $0.03 million to $0.05 million for the three months ended December 31, 2018 compared to $0.02 million for the same period last year primarily due to increased sales of higher value, clinical-grade KLH products.

Total operating expenses increased by $0.05 million to $1.46 million for the three months ended December 31, 2018 compared $1.41 million for the same period last year:

  Cost of sales increased by $0.03 million to $0.03 million for the three months ended December 31, 2018 compared to less than $0.01 million for the same period last year primarily due to increased product sales.
  Cost of aquaculture decreased by $0.02 million to $0.08 million for the three months ended December 31, 2018 compared to $0.10 million for the same period last year primarily due to a decrease in contracted quality testing services.
  Research and development expenses decreased by $0.16 million to $0.47 million for the three months ended December 31, 2018 compared to $0.63 million for the same period last year. The decrease was primarily due to a decrease in contracted research services and materials.
  General and administrative expenses increased by $0.20 million to $0.88 million for the three months ended December 31, 2018 compared to $0.68 million for the same period last year primarily due to increased legal and professional fees and public company expenses.

For the first quarter of fiscal year 2019, Stellar reported a net loss of $1.41 million, or $0.26 per basic share, compared to a net loss of $1.40 million, or $ 0.93 per basic share, for the first quarter of the prior fiscal year.

At December 31, 2018, the company had working capital of $8.87 million. Cash, cash equivalents and short-term investments totaled $8.96 million.

Stellar will file its Form 10-Q for the quarter ended December 31, 2018 with the Securities and Exchange Commission on or about February 5, 2019. To view the company's filings with the Canadian Securities Administrators (CSA), visit the CSA's SEDAR website.

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an immune-stimulating protein utilized as a carrier molecule in therapeutic vaccine pipelines (targeting cancers, immune disorders, Alzheimer's and inflammatory diseases) and for assessing immune system function. KLH can also be used in immunotoxicology studies for monitoring the immunomodulatory effects of drug candidates. Stellar is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and supporting the development of KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. This press release contains forward-looking statements regarding management's steps to conserve cash. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar's joint ventures and strategic partnerships; and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)

	Three Months Ended
	December 31,	December 31,
	2018	2017

Total Revenues	$ 53,033	$ 20,487

Expenses:
Cost of sales	27,993	2,801
Costs of aquaculture	78,280	98,050
Research and development	470,283	631,034
General and administrative	882,798	678,481

Total Expenses	1,459,354	1,410,366

Loss from Operations	(1,406,321)	(1,389,879)

Net Other Income (Loss)	1,417	(10,067)

Income tax expense	800	800

Net Loss	$ (1,405,704)	$ (1,400,746)

Loss per common share:
Basic and diluted	$ (0.26)	$ (0.93)

Weighted average number of common shares outstanding:
Basic and diluted	5,330,715	1,502,870

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)

	December 31,	September 30,
	2018	2018

Assets:
Cash, cash equivalents and short-term investments	$ 8,963,729	$ 10,303,552
Other current assets	498,667	352,432
Noncurrent assets	1,037,552	1,123,991

Total Assets	$ 10,499,948	$ 11,779,975

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$ 592,023	$ 493,385
Shareholders' equity	9,907,925	11,286,590

Total Liabilities and Shareholders' Equity	$ 10,499,948	$ 11,779,975

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)

	Three Months Ended
	December 31,	December 31,
	2018	2017

Cash Flows Used In Operating Activities:
Net loss	$ (1,405,704)	$ (1,400,746)
Items not affecting cash:
Depreciation and amortization	44,468	49,309
Share-based compensation	27,039	20,706
Foreign exchange (gain) loss	27,139	17,929
Other	46,456	10,835
Changes in working capital items	(48,234)	157,504

Net cash used in operating activities	(1,308,836)	(1,144,463)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(5,666)	(34,767)
Net (purchases) proceeds of short-term investments	4,478,964	995,826

Net cash provided by investing activities	4,473,298	961,059

Effect of exchange rate changes on cash and cash equivalents	(25,321)	(17,876)

Net change in cash and cash equivalents	3,139,141	(201,280)

Cash and cash equivalents - beginning of period	4,225,521	4,570,951

Cash and cash equivalents - end of period	$ 7,364,662	$ 4,369,671

CONTACT: Gary Koppenjan, Stellar Biotechnologies, Inc., (805) 488-2800, ir@stellarbiotech.com